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                       CONSENT OF INDEPENDENT AUDITOR

I consent to the use in the Form SB-2; Registration Statement Under the Securities Act of 1933, of U.S. Automobile Acceptance SNP-III, Inc. of my report dated October 13, 1997, on the financial statements as of and for the period from incorporation on June 7, 1996 through December 31, 1996 and for the eight months ended August 31, 1997 and to the use of my name appearing under the heading "Experts" in the Form SB-2.

I consent to the use in the Form SB-2; Registration Statement Under the Securities Act of 1933, of U.S. Automobile Acceptance SNP-III, Inc. of my report dated October 13, 1997, on the consolidated financial statements of U.S. Automobile Acceptance Corporation as of and for the periods ended December 31, 1995, 1996 and August 31, 1997 and to the use of my name appearing under the heading "Experts" in the Form SB-2.


/s/ TYSON HOPKINS

Tyson Hopkins
Certified Public Accountant

Oklahoma City, Oklahoma
October 15, 1997